BRUSSELS                                FOLEY : LARDNER
CHICAGO                                 ATTORNEYS AT LAW
DENVER
DETROIT
JACKSONVILLE
LOS ANGELES
MADISON
MILWAUKEE
ORLANDO
SACRAMENTO
SAN DIEGO/DEL MAR
SAN FRANCISCO
TALLAHASSEE
TAMPA
WASHINGTON, D.C.
WEST PALM BEACH

                                 March 27, 2002

Monterey Mutual Fund
1299 Ocean Avenue
Santa Monica, CA 90401

Ladies & Gentlemen:

          We have acted as counsel for you in connection with the preparation of an Amended Registration Statement on Form N-1A relating to the sale by you of an indefinite amount of Monterey Mutual Fund units of beneficial interest (such units of beneficial interest being hereinafter referred to as the "Shares") in the manner set forth in the Amended Registration Statement to which reference is made. In this connection we have examined: (a) the Amended Registration Statement on Form N-1A; (b) your Declaration of Trust and Bylaws, as amended to date; (c) Trust proceedings relative to the authorization for issuance of the Shares; and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

          Based upon the foregoing, we are of the opinion that the Shares when sold as contemplated in the Amended Registration Statement will be legally issued, fully paid and nonassessable.

          We hereby consent to the use of this opinion as an exhibit to the Amended Registration Statement on Form N-1A. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

                                        Very truly yours,

                                        /s/ Foley & Lardner

                                        FOLEY & LARDNER

FOLEY & LARDNER
777 EAST WISCONSIN AVENUE, SUITE 3800
MILWAUKEE, WISCONSIN  53202-5367

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